Exhibit 23.9

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in this Registration Statement on Form S-11 of Bluerock Homes Trust, Inc. (the “Registration Statement”), and the accompanying prospectus to the Registration Statement, of our report dated October 3, 2025, relating to the statement of revenues and certain operating expenses of Skytop Apartments for the year ended December 31, 2024, and to the use of our name as it appears under the caption “Experts” in the prospectus.

/s/ PLANTE MORAN, PC

East Lansing, Michigan

October 8, 2025